UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TAX-FREE FIXED INCOME FUND IV FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”) is distributing a letter to shareholders in connection with the Fund’s 2021 annual meeting of shareholders. A copy of the letter can be found below.

*  *  *  *  *

Tax-Free Fixed Income Funds IV & V for Puerto Rico Residents

PLEASE DO NOT DISREGARD THIS LETTER

EVEN IF IT IS PAST THE INDICATED DEADLINE, PLEASE VOTE YOUR SHARES!

WE NEED YOUR PARTICIPATION AT THIS YEAR’S ANNUAL MEETINGS

Dear Shareholder:

We have been trying to reach you regarding this year’s annual meetings of shareholders for Tax-Free Fixed Income Funds IV & V for Puerto Rico Residents. The Annual Meetings were originally scheduled for July 29, 2021, but because of lack of quorum have been adjourned four times to date. We are urgently trying to reach quorum for the Annual Meetings, so as to be able to transact the necessary Funds’ business, and need your help.

If you have already voted, we thank you. If you have not yet voted or have voted on a BLUE proxy from Ocean Capital, we need YOUR help and ask you to vote the enclosed WHITE proxy card as soon as possible, per the directions below, even it is past the indicated deadline. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments of the Annual Meetings. Applicable regulations require a certain quorum to hold our meetings and proceed with the Funds’ operations, including appointing new auditors for the Funds.

Your Boards urge you to vote on the WHITE proxy card “FOR” the current directors who are up for re-election to support the stability and continuity of the Funds. The current Boards have a long history overseeing the Funds on behalf of shareholders, maximizing dividends and net returns despite significant market challenges. They are committed to ensuring the Funds’ long-term viability, so that they continue to generate valuable dividend income for Puerto Rican residents like you.

Today, the Board believes the outlook for the Fund is positive. As the Puerto Rico bond market emerges, both the income and liquidity of the Fund can be expected to improve. At the current Boards’ direction, the Funds continue to work tirelessly to maximize shareholder returns, including proceeding with registrations with the U.S. Securities and Exchange Commission (SEC), which may contribute to increased liquidity and reduced market discount to NAV, paving the way for further positive returns. The Boards are keenly aware of the need for liquidity in the Funds’ shares and will continue to make achieving this a strategic priority, while focusing on improving returns.

You have three options to vote your shares in the Funds:

By Internet – the preferred option to ensure your voice is heard at the shareholder meeting:

1.	Find the 16-digit control number on your WHITE proxy card included in this mailing. If you cannot find your WHITE proxy card, please contact your financial advisor or custodian for assistance.

2.	Go to www.proxyvote.com, enter your control number and follow the simple on-screen instructions.

3.

If you have multiple investments, be sure to scroll down after you submit your initial voting instructions, for other ballots that may be outstanding for this and other meetings which would be listed below.

By Mail:

1.	Sign and date the WHITE proxy card you receive.

2.	Mail back with the enclosed business reply envelope.

3.	Please note that there may be multiple mailings, so once you have voted the WHITE proxy card, you may discard any future mailings you may receive.

At the Virtual Meeting:

1.	Register at https://viewproxy.com/UBSPuertoRico/broadridgevsm/ at least three (3) days before the meeting.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-844-343-2625. Representatives are available to answer questions Monday through Friday from 9:00 a.m. to 7:00 p.m. Eastern Time. You will have the option for a Spanish-speaking representative by pressing 1, or an English representative by pressing 2.

As your Board, we are honored to serve as your fiduciaries and ask that you continue to place your trust in us by voting “FOR” ALL the Board’s nominees on the WHITE proxy cards. For more information, please visit UBSPRFunds.com.

Very truly yours,

The Board of Directors of Tax-Free Fixed Income Funds IV & V for Puerto Rico Residents, Inc.

Important Additional Information and Where to Find It

Tax-Free Fixed Income Funds IV & V for Puerto Rico Residents, Inc. (the “Funds”) have each filed definitive proxy statements on Schedule 14A (the “Proxy Statements”), accompanying WHITE proxy cards and other relevant documents with the SEC in connection with such solicitation of proxies from the Funds’ shareholders for their respective 2021 annual meetings of shareholders. SHAREHOLDERS OF THE FUNDS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARDS AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statements, accompanying WHITE proxy cards, any amendments or supplements to the Proxy Statements and other documents that the Funds file with the SEC at no charge at the SEC’s website at www.sec.gov. In addition, a shareholder who wishes to receive a copy of the Funds’ definitive proxy materials, without charge, should submit this request to: UBS Trust Company of Puerto Rico, c/o Claudio Ballester, 250 Muñoz Rivera Avenue, American International Plaza, Tenth Floor, San Juan, Puerto Rico 00918.